CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 22 to Registration Statement No. 333-62298 on Form N-1A of our report dated April 14, 2006, relating to the financial statements and financial highlights of The Appleton Group PLUS Fund, one of the diversified series constituting Trust for Professional Managers included in the Annual Report on Form N-CSR of Trust for Professional Managers for the period ended February 28, 2006, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, WI
June 27, 2006